UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) March 1, 2012

MGP Ingredients, Inc.
(Exact name of registrant as specified in its charter)

Kansas	0-17196	48-0531200
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Cray Business Plaza 100 Commercial Street Box 130 Atchison, Kansas 66002
(Address of principal executive offices) (Zip Code)

(913) 367-1480
(Registrant's telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On March 1, 2012, the Human Resources and Compensation Committee and Board of Directors approved the grant of an aggregate of 174,000 restricted stock unit awards to officers and employees of the Company, consisting of 129,000 units awarded as part of the Company's regular long term incentive program and 45,000 units awarded as a special bonus for efforts in connection with the Indiana distillery acquisition that was completed in December. Each award generally entitles a recipient to receive one share of Company common stock following a five year vesting period. Named executive officers received awards in the following amounts: Timothy W. Newkirk – 18,250 units; Don Tracy – 18,250 units; Donald Coffey, Ph.D. – 8,250 units; Scott Phillips – 18,250 units; Randy M.
Schrick – 8,250 units. The awards to Messrs: Newkirk, Tracy and Phillips included 10,000 restricted stock units under the special bonus.

Participants have no voting or dividend rights under the awards until the shares subject to the awards are issued following vesting. However, each award generally provides for the payment to a participant of an amount equal to the amount of cash dividends the participant would have received if he or she held the shares of stock subject to an award. The terms provide for partial, accelerated vesting after one year in the event of a participant's death, disability, retirement or, in the sole discretion of the Human Resources and Compensation Committee, involuntary termination of employment without cause.

Restricted stock unit awards also become fully vested and the shares of Company common stock covered by the awards are immediately distributed to the participants upon a "change in the ownership" of the Company or the subsidiary for which a participant performs services, a "change in effective control" of the Company or a "change in the ownership of a substantial portion of the assets" of the Company (in each case as defined in the Section 409A Treasury regulations). Generally, (i) a change in ownership of the Company or a subsidiary occurs upon an acquisition that gives the acquirer ownership of more than 50% of the total fair market value or voting power of the Company or a subsidiary, respectively, (ii) a change in effective control of the Company occurs upon either (A) the acquisition of 30% or more of the total voting power of the Company during a twelve month period or (B) the replacement of a majority of the members of the Company's Board of Directors during a twelve month period where such replacement was not endorsed by the existing members, and (iii) a change in the ownership of a substantial portion of assets of the Company occurs upon an acquisition during a twelve month period of 50% or more of the total gross fair market value of all the assets of the Company.

Shares will be issued following vesting in accordance with the requirements of Section 409A of the Internal Revenue Code of 1986, as amended ("Section 409A"). In this regard, if a participant is a "specified employee" under the Section 409A Treasury regulations (generally an officer whose annual compensation exceeds $160,000), a distribution of vested restricted stock unit award shares on account of the participant's separation from service will be delayed until the first business day immediately following the six month anniversary of the date the participant separates from service.

Item 7.01. Regulation FD Disclosure.

Attached as Exhibit 99.1, and incorporated into this Item 7.01 by reference, is a press release relating to the dividend referred to in Item 8.01 below.

Item 8.01. Other Events.

On March 1, the Board of Directors approved a dividend of $0.05 per share of common stock, payable on April 19, 2012 to holders of record on March 22, 2012.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

99.1	Press Release dated March 2, 2012, furnished solely for the purpose of incorporation by reference into Items 7.01 and 9.01.

SIGNATURE

    Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MGP Ingredients, Inc.
Date: March 2, 2012	By:	/s/ TIMOTHY W. NEWKIRK Timothy W. Newkirk President and Chief Executive Officer